Exhibit 99.1
News Release
First Midwest Bancorp, Inc.		First Midwest Bancorp, Inc. One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768
FOR IMMEDIATE RELEASE	CONTACT:	James M. Roolf
SVP, Corporate Relations Officer
TRADED:	NASDAQ Global Select Market	(630) 875-7533
SYMBOL:	FMBI	Jim.Roolf@firstmidwest.com

FIRST MIDWEST BANCORP, INC. INCREASES
CASH DIVIDEND TO $0.09 PER SHARE

ITASCA, IL, FEBRUARY 23, 2015 – First Midwest Bancorp, Inc. (“First Midwest”) (NASDAQ NGS: FMBI), the holding company for First Midwest Bank, today announced that its Board of Directors approved a 12.5% increase in the quarterly cash dividend on First Midwest’s common stock to $0.09 per share. This quarterly cash dividend will be payable on April 14, 2015 to common stockholders of record on March 27, 2015 and will represent the 129th consecutive dividend paid by First Midwest since its inception in 1983.

“This represents our fourth dividend increase during the past two years and demonstrates the continuing confidence we have in our company and our business strategy,” said Michael L. Scudder, President and Chief Executive Officer of First Midwest. Scudder added, “We are committed to returning value to our stockholders while at the same time continuing to grow and diversify our revenues, invest in our business and balance risk.”

About First Midwest

First Midwest, with assets of approximately $9.4 billion, is the premier relationship-based financial institution in the Chicago banking market. As one of Illinois' largest independent bank holding companies, First Midwest, through its subsidiary bank and other affiliates, provides a full range of business, middle-market and retail banking and wealth management services through approximately 110 banking offices located in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa. First Midwest has been recognized by J.D. Power as having the "Highest Customer Satisfaction with Retail Banking in the Midwest Region*" according to the 2014 Retail Banking Satisfaction StudySM. The Company website is www.firstmidwest.com.

*First Midwest Bank received the highest numerical score among retail banks in the Midwest region in the proprietary J.D. Power 2014 Retail Banking Satisfaction StudySM. The Study is based on 80,445 total responses measuring 21 providers in the Midwest region (Iowa, Illinois, Kansas, Missouri, Minnesota, and Wisconsin) and measures opinions of consumers with their primary banking provider. Proprietary study results are based on experiences and perceptions of consumers surveyed January 2014. Individual experiences may vary. Visit JDPower.com.

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